Exhibit 99.1

Porter Bancorp, Inc. Raises Additional Capital

Investor Exercises Option to Purchase Additional Shares at $11.50 Per Common Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--September 28, 2010--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that an institutional investor exercised its option to purchase 64,784 shares of common stock at $11.50 per share. The institutional investor previously purchased 370,000 shares of Porter Bancorp’s convertible preferred stock for $4,255,000 in July 2010, bringing their total investment in Porter Bancorp to $5.0 million. The proceeds from the stock sales will be used for working capital, general corporate purposes and for augmenting the balance sheet.

“We are pleased with the follow-on investment by the institutional investor exercising their option to purchase additional shares,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “This brings the total of new capital raised by Porter Bancorp over the past three months to $32.0 million. The additional capital further strengthens our capital position and will provide a solid base to support our continued growth.”

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.7 billion in assets as of June 30, 2010. Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800
President and CEO